Exhibit 99.1

Omnicell Appoints Edward Bousa to Board of Directors

7/12/2021

MOUNTAIN VIEW, Calif. – (BUSINESS WIRE) – Omnicell, Inc. (Nasdaq:OMCL), a leading provider of medication management solutions and adherence tools for health systems and pharmacies, today announced it has increased its number of board seats from 9 to 10, and has appointed Edward P. Bousa to fill the newest seat of the Company’s Board of Directors effective immediately. Mr. Bousa will serve as an independent director and as a member of the Board’s Corporate Governance Committee.

Mr. Bousa was a renowned value portfolio manager who brings nearly four decades of experience in institutional asset management, including 20 years at Wellington Management Company, a leading investment management firm. Prior to his retirement in 2020, Mr. Bousa led an equity team managing funds with $130 billion in combined equity and fixed income assets, including the Vanguard Wellington Fund, across a range of sectors, including healthcare. Under his leadership, funds ranked in the top decile or quartile of the Lipper Rating System for 3, 5, 10 and 15-year periods, and the Vanguard Wellington Fund achieved Five Star Morningstar status over each of his last 16 years. Mr. Bousa served on Wellington’s Executive Committee during the Great Recession and played a strong role in the firm’s resilience during this challenging period. More recently, he was a vocal advocate for advancing the firm’s significant Environmental, Social, and Governance (ESG) initiatives. Prior to Wellington, he served as Vice President and Portfolio Manager at Putnam Investments and as Portfolio Manager at Fidelity Investments.

“We are pleased to welcome Ed to the Omnicell Board of Directors,” said Randall Lipps, Chairman, President, Chief Executive Officer, and Founder of Omnicell. “With decades of proven leadership in the financial community and as an early proponent of ESG initiatives, Ed’s experience complements and strengthens our Board. We look forward to benefitting from Ed’s unique perspective and independent viewpoint as we work to advance the Autonomous Pharmacy and deliver on our mission to improve health outcomes and increase efficiencies within the markets we address.”

The addition of Mr. Bousa to Omnicell’s Board is part of the Board’s ongoing refreshment process, which has resulted in the addition of two highly qualified new directors since 2019. With Mr. Bousa’s appointment, Omnicell’s Board now includes 8 independent directors, including a Lead Independent Director. Collectively, Omnicell’s directors bring a broad range of skills and experience that enhance the Board’s ability to effectively fulfill its governance and oversight responsibilities.

“I am delighted to be joining the Omnicell Board at such an exciting time for the Company,” said Mr. Bousa. “Omnicell is a mission-driven organization that is transforming the pharmacy care delivery model and is recognized as a leader in medication management. I look forward to working with my fellow directors and the management team to help Omnicell continue to create long-term value for all of its stakeholders.”

About Omnicell

Since 1992, Omnicell has been committed to transforming the pharmacy care delivery model to dramatically improve outcomes and lower costs. Through the vision of the autonomous pharmacy, a combination of automation, intelligence, and technology-enabled services, powered by a cloud data platform, Omnicell supports more efficient ways to manage medications across all care settings. Over 7,000 facilities worldwide use Omnicell automation and analytics solutions to help increase operational efficiency, reduce medication errors, deliver actionable intelligence, and improve patient safety. More than 50,000 institutional and retail pharmacies across North America and the United Kingdom leverage Omnicell's innovative medication adherence and population health solutions to improve patient engagement and adherence to prescriptions, helping to reduce costly hospital readmissions. To learn more, visit www.omnicell.com.

From time to time, Omnicell may use the Company's investor relations site and other online social media channels, including its Twitter handle www.twitter.com/omnicell, LinkedIn page www.linkedin.com/company/omnicell, and Facebook page www.facebook.com/omnicellinc, to disclose material non-public information and comply with its disclosure obligations under Regulation Fair Disclosure (“FD”).

Omnicell is a registered trademark and the Omnicell logo is a trademark of Omnicell, Inc. in the United States and other countries.

Forward-Looking Statements

To the extent any statements contained in this press release deal with information that is not historical, these statements are “forward-looking statements” within the meaning of the Private

Securities Litigation Reform Act of 1995. Actual results and other events may differ significantly from those contemplated by forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, those described in the Risk Factors section of Omnicell’s most recent annual report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Forward-looking statements should be considered in light of these risks and uncertainties. Investors are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained in this press release speak only as of the date of this press release. Omnicell undertakes no obligation to update such statements, whether as a result of changed circumstances, new information, future events, or otherwise, except as required by law.

Kathleen Nemeth
Omnicell, Inc.
650-435-3318
Kathleen.Nemeth@omnicell.com

Source: Omnicell, Inc.